Exhibit 10.5

February 17, 2026

Board of Directors

Invech Holdings, Inc.

Re: Resignation of Rhonda Keaveney

Dear Board of Directors:

Please be advised that I, Rhonda Keaveney, do hereby resign all of my positions as officer and director of Invech Holdings, Inc. (the “Company”).

This resignation is effective immediately. Specifically, I resign from my positions as President, Chief Executive Officer, Secretary, Treasurer and Director of the Company, as well as any other positions that might be construed as part of the executive management of directorship of the Company.

My resignation is not due to any disagreement on any matter relating to the operations, policies, or practices of the Company.

Yours truly,

/s/ Rhonda Keaveney

Rhonda Keaveney